EXHIBIT 99.1

Cyberkinetics Files to Market Andara(TM) OFS(TM) Therapy for Acute Spinal Cord Injury under Humanitarian Device Exemption

First Step toward Building Nerve Repair Franchise

FOXBOROUGH, Mass.--(BUSINESS WIRE)--Feb. 20, 2007--Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN; "Company;" "Cyberkinetics"), announced that it submitted a Humanitarian Device Exemption (HDE) to the Food and Drug Administration (FDA) to obtain market clearance for the implantable Andara(TM) OFS(TM) (Oscillating Field Stimulator) System, a nerve growth stimulator. If approved, Cyberkinetics' Andara(TM) OFS(TM) System would be the first commercially available neurotechnology device designed to partially restore sensation and motor function in acute spinal cord injuries by stimulating nerve repair.

"The Andara(TM) HDE-filing is a major milestone achievement for Cyberkinetics because it represents our first therapeutic product and the first step in our strategy to build a valuable nerve repair franchise," stated Timothy R. Surgenor, Cyberkinetics' President and Chief Executive Officer. "We are driven by the opportunity to provide this product to people whose lives have been impacted by spinal cord injuries.

"While we await FDA response to our application, we are preparing to launch the Andara(TM) OFS(TM) Therapy for acute spinal cord injury in an initial group of centers of excellence. If approved, we expect to commercialize the product as early as the fourth quarter of 2007 and generate significant revenues over the next few years. In the coming months, we plan to build out our core sales and marketing team and complete development of the Andara(TM) OFS(TM) surgeon training materials, reimbursement systems and patient registry program."

The most severe spinal cord injuries result in devastating and permanent loss of sensation and movement, with little prospect for spontaneous improvement. The loss of sensation alone can result in a range of serious health and quality of life problems. Of the estimated 11,000 spinal cord injuries in the United States each year, Cyberkinetics anticipates that fewer than 4,000 of these individuals are likely to be the primary beneficiaries of Andara(TM) OFS(TM) Therapy. There are currently no approved treatments for spinal cord injury that offer the possibility of returning sensory or motor function. Spinal cord injured patients generally face poor prognosis -- several surgical procedures and extensive rehabilitation programs, which are extraordinarily expensive. Into this context, we expect that our Andara(TM) OFS(TM) Therapy will make a significant difference in the course of these patients' lives.

About the Andara(TM) OFS(TM) Technology Platform

Cyberkinetics' Andara(TM) OFS(TM) Therapy is based on initial research by the Center for Paralysis Research at Purdue University and is intended to improve or restore tactile sensation and some movement in those with quadriplegia and tetraplegia due to recent spinal cord injuries by promoting nerve fiber repair. The OFS(TM) device must be implanted within 18 days of a severe spinal cord injury. Andara(TM)OFS(TM) Therapy has been shown in published randomized controlled preclinical studies to restore sensation and some motor function in a large animal model. Results of a ten-patient clinical study were published in the Journal of Neurosurgery: Spine in January of 2005 and reported statistically significant improvements in assessments of ability to move and feel at 12 months after treatment compared to baseline.

Cyberkinetics expects to expand the use of the OFS(TM) Therapy to include the treatment of peripheral nerve injuries, strokes and traumatic brain injuries. The Company's goal is to develop Andara(TM) OFS(TM) Therapy into a platform applicable to a wide range of nervous system injuries. For example, the Andara(TM)OFS(TM) device is currently being tested in preclinical studies in combination with a nerve growth factor. This Andara(TM) OFS(TM) device-drug combination product may one day be used to treat nerve injuries that are months or years old.

About Cyberkinetics Neurotechnology Systems, Inc.

Cyberkinetics Neurotechnology Systems, Inc., a leader in the neurotechnology industry, is developing neural stimulation, sensing and processing technology to improve the lives of those with severe paralysis resulting from spinal cord injuries, neurological disorders and other conditions of the nervous system. Cyberkinetics' product development pipeline includes: Andara(TM) OFS(TM) Therapy for acute spinal cord injury, an investigative device designed to stimulate nerve repair and restore sensation and motor function; the BrainGate System, an investigative device designed to provide communication and control of a computer, assistive devices, and, ultimately, limb movement; and a pilot program in the detection and prediction of seizures due to Epilepsy. Additional information is available at Cyberkinetics' website at http://www.cyberkineticsinc.com.

Additional information about the Humanitarian Device Exemption is available at http://www.fda.gov/cdrh/ode/guidance/1381.html.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements about Cyberkinetics' product development plans and progress. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate" or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of our future performance. Factors that might cause or contribute to such differences include our limited operating history; our lack of profits from operations; our ability to successfully develop and commercialize our proposed products; a lengthy approval process and the uncertainty of FDA and other governmental regulatory requirements; clinical trials may fail to demonstrate the safety and effectiveness of our products; the degree and nature of our competition; our ability to employ and retain qualified employees; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; as well as those risks more fully discussed in our public filings with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond our control.

CONTACT:	Cyberkinetics Neurotechnology Systems, Inc.
Elizabeth A. Razee, 508-549-9981, Ext. 109
Manager, Corporate Communications
erazee@cyberkineticsinc.com

SOURCE:	Cyberkinetics Neurotechnology Systems, Inc.